News Release

For Immediate Release:

February 6th, 2007

Watkins, MN; Vancouver, BC  February 6th, 2007 - International Barrier Technology Inc. (the “Company”) (IBTGF: OTCBB; IBH: TSXV) announces that it has received a preliminary liability and damage report from the New Jersey townhouse association in connection with its lawsuit commenced against its contractor, engineering consultant, property manager and the Company (the “ Defendants”). The lawsuit involves alleged water damage in a 1996 roof replacement project that was allegedly caused by claimed Company product failure along with other alleged deficiencies.  The Company first reported on the prospect of this litigation in December 2005.  The townhouse association claims that as a result of defective product supplied, and negligent work performed by other named Defendants, the association has suffered damages of US$5,506,409.46.  Repairs have been limited to 14 of 174 townhouse units, where water damage has been noted. The total square footage affected to date has been over an area covering less than 10,000 square feet. The damages claimed include the costs of repairs made subsequent to the initial installation work, attorney and consultant fees, and the estimated anticipated future costs for roof repairs on units which have not previously required roof repairs nor have shown any sign of damage.

The Defendants, through their insurers, are in the process of engaging a qualified expert to consider the report and to prepare a response to refute it. The townhouse association’s request for mediation with the Defendants has been declined by the Defendants at this juncture. The Company carries insurance to protect against such claims and has documented that any damage occurring to date was the result of insufficient ventilation and incorrect installation. The Company anticipates that the claim will have no material financial impact on the Company.

The lawsuit by the townhouse association is the first involving the Company in 17 years of product distribution in the United States. Over that time, millions of square feet of the Company’s products have been successfully installed for roofing and other applications.

The Company will report further on this matter as developments occur.

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV:IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers already include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States. www.intlbarrier.com

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/ Michael Huddy

Per:

Michael Huddy

CEO,  President, Director

International Barrier Technology, Inc.

604 - 750 West Pender Street, Vancouver, BC, Canada  V6C 2T7

Tel: 866-735-3519 or 604-948-0687  •  Email:  ir@intlbarrier.com

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

For more information please visit: www.intlbarrier.com or www.investorideas.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:

International Barrier Technology

Melissa McElwee, 866-735-3519

320-764-5797

ir@intlbarrier.com

Source: International Barrier Technology

International Barrier Technology, Inc.

604 - 750 West Pender Street, Vancouver, BC, Canada  V6C 2T7

Tel: 866-735-3519 or 604-948-0687  •  Email:  ir@intlbarrier.com